Exhibit 99.1

VIASYS Healthcare Inc. Reports Fourth Quarter and Full Year 2005 Results, Reaffirms 2006 Guidance

     CONSHOHOCKEN, Pa.--(BUSINESS WIRE)--February 23, 2006--VIASYS Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter and full year ended December 31, 2005. All information is from continuing operations and inclusive of all acquisitions unless otherwise indicated.

     Full Year Results

     Revenues for full year 2005 increased 29.7% to $510.0 million as compared to $393.2 million in the comparable period last year. In 2005, we recorded charges for special items which were primarily acquisition related. Excluding the impact of these special items(1), operating income increased 77.1% to $49.1 million as compared to $27.7 million in the same period last year, and income from continuing operations after taxes increased 66.1% to $30.7 million, or $.98 per diluted share, compared to $18.5 million, or $.59 per diluted share, for the same period last year. Foreign currency translation had a negative impact of less than 1% on revenues for the full year ended December 31, 2005.

     Including the impact of the special items(1), operating income decreased 78.9% to $4.8 million compared to $22.6 million in the same period last year, and we incurred a loss from continuing operations after taxes of $10.3 million, or a loss of $.33 per diluted share, as compared to income from continuing operations after taxes of $15.0 million, or $.48 per diluted share, for the same period last year.

     Fourth Quarter Results

     Revenues for the fourth quarter of 2005 increased 40.2% to $155.2 million as compared to $110.7 million in the comparable quarter last year. In the period, we recorded charges for special items which were primarily acquisition and restructuring related. Excluding the impact of special items(1), operating income increased 57.4% to $20.6 million as compared to $13.1 million in the same period last year, and income from continuing operations after taxes increased 45.4% to $12.7 million, or $.39 per diluted share, compared to $8.7 million, or $.28 per diluted share, for the same period last year.

     Including the impact of the special items(1), operating income increased 80.1% to $19.1 million compared to $10.6 million in the same period last year, and income from continuing operations after taxes increased 67.8% to $11.7 million, or $.36 per diluted share, as compared to $7.0 million, or $.23 per diluted share, for the same period last year.

     Chairman, President and CEO Comments

     Randy Thurman, Chairman, President and CEO, commented on VIASYS' performance:

     "We are very pleased to report record quarterly and annual revenue and earnings that are once again in line with our stated expectations. These results reflect strong contributions across each of our core businesses.

     "Fourth quarter and full year 2005 performance reflected the strong global demand for VIASYS products and services. The excellent performance of our core businesses was complemented by the strategic acquisitions completed during the year. For the full year revenue increased 29.7% and operating income, excluding the impact of special items, increased 77.1%. We believe the growth of our core products and services is indicative of the strong customer recognition of VIASYS' superior product and service performance, as well as the success of R&D investments, our acquisition strategy and our global sales and distribution capability. We expect this positive performance to continue."

     Commenting on the Company's product development initiatives, Mr. Thurman stated, "Each of our strategic business units has a robust pipeline of new products under development that we believe will enhance our leadership positions in respiratory care, neurology, medical disposables and orthopedics. During 2005, we launched several products, including CORTRAK(TM), NAVIGATOR(R) and the NicoletOne(TM) ICU Monitor. We believe our investment in R&D will yield a continuing flow of new products.

     "Complementing this product pipeline are new internal business investments and acquisitions over the past several years. Each of these investments is delivering strong performance and we believe each represents a promising outlook for future growth. Examples include VIASYS Clinical Services and new products aimed at the homecare and physician markets. In addition, investments in the Asia - Pacific market, especially China, are already yielding stronger results throughout the region. Our five acquisitions in 2005 spanned across each of our business units and brought technology and access to markets previously not served by VIASYS."

     Mr. Thurman further commented on the continued implementation of the VIASYS strategic plan, "We continue to see outstanding opportunities for growth in our core businesses: respiratory care, neurology, medical disposables and orthopedics. We believe we will continue to deliver excellent value to our stockholders and customers through an investment strategy focused on R&D and acquisitions. Our balance sheet remains strong, enabling us to invest both strategically and opportunistically. We believe the leadership within each of our business units represents some of the most talented professionals in the healthcare industry, and the depth of our global distribution network is clearly a competitive advantage. We believe these qualities position us for continued success in 2006.

     "We are reaffirming our previously announced 2006 guidance for earnings in the range of $1.25 to $1.30 per diluted share before the impact of SFAS 123R, "Accounting for Stock-Based Compensation." Including the impact of stock-based compensation, we expect earnings in the range of $1.09 to $1.14 per diluted share. In keeping with prior practice, this guidance excludes the impact of future acquisitions and special items."

     Segment Highlights - Fourth Quarter

     Respiratory Care

     Revenues increased 41.4% to $99.8 million in the fourth quarter of 2005 compared to the fourth quarter of 2004. Excluding the impact of acquisitions, Respiratory Care posted record sales this quarter and our ventilator, clinical services, customer care and sleep diagnostic product lines showed significant growth. Also contributing to the total revenue growth were Micro Medical and Pulmonetics, which were acquired late in the first and second quarters of 2005, respectively.

     Operating income increased more than 100% to $16.4 million as compared to $7.7 million in the comparable period last year. This increase was due to higher gross margins resulting from increased sales, operational efficiencies and product mix. We also realized expense savings from the restructuring completed in 2004 for which we recorded an additional charge of $1.1 million in the fourth quarter of 2004. Partially offsetting these benefits were higher commissions due to increased sales and higher international selling expense resulting from the opening of our Hong Kong office, which is being used to support the Asia-Pacific region for each of our business segments. Also offsetting these benefits were expenses from our investment in the domestic sales and service organizations, as well as the research and development of new products.

     NeuroCare

     Revenues increased 45.0% to $34.8 million in the fourth quarter of 2005 compared to the fourth quarter of 2004. The higher revenues resulted from the acquisition of Oxford Medical and strong domestic growth, particularly in our base EEG products. We continued to experience the strong demand across all product lines in this segment that was experienced during the third quarter of 2005.

     Operating income increased 8.3% to $1.9 million as compared to $1.7 million in the comparable period last year. The favorable impact of the sales increase was largely offset by operating expenses resulting from the acquisition of Oxford Medical. Operating results were also negatively impacted by increased commissions due to increased sales and higher international selling expense resulting from the aforementioned opening of our Hong Kong office. The integration of Oxford Medical is substantially complete, and we expect to see reduced expenses in the future.

     MedSystems

     Revenues increased 14.7% to $9.1 million in the fourth quarter of 2005 compared to the fourth quarter of 2004. The increase was mainly due to higher sales of enteral delivery products and contributions from our newly introduced CORTRAK(TM) and NAVIGATOR(R) systems.

     Operating income increased 33.6% to $1.9 million as compared to $1.4 million in the comparable period last year due to the impact of higher sales.

     Orthopedics

     Revenues increased 40.5% to $11.4 million in the fourth quarter of 2005 compared to the fourth quarter of 2004. This increase is well above the industry average and was mainly due to higher sales of cranial and maxio-facial mesh products as well as increased sales of knee, hip and spinal implants. The high quality of our products, product development capabilities and customer service continue to drive our growth at a rate greater than that of the global orthopedics market.

     Operating income increased 66.4% to $1.9 million as compared to $1.1 million in the comparable period last year. This increase was primarily due to the impact of higher sales volume, favorable product mix and improved operational efficiencies resulting from our investments in manufacturing process improvements. Partially offsetting these benefits was increased commission expense resulting from the higher sales.

     Corporate

     Corporate expenses increased by $1.6 million in the fourth quarter of 2005 over the comparable quarter of 2004 primarily due to higher incentive compensation expense as a result of increased earnings before special items and increased expenses incurred to integrate acquired companies. Partially offsetting these increased expenses were savings from the restructuring initiated in the third quarter of 2004.

     Conference Call

     VIASYS Healthcare Inc. will host an earnings release conference call on Thursday February 23, 2006, at 5:00 PM Eastern Time. The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com. The call will be archived on our website and will also be available for two weeks via phone at 877-519-4471, access code 6967183.

     VIASYS Healthcare Inc. is a global, research-based medical technology company focused on respiratory, neurology, medical disposable and orthopedic products. VIASYS products are marketed under well-recognized trademarks including among others AVEA(R), BEAR(R), BIRD(R), CORFLO(R), CORPAK(R), CORTRAK(TM), EME(R), GRASON-STADLER(R), JAEGER(TM), LYRA(R), MEDELEC(R), MICROGAS(R), NAVIGATOR(R), NICOLET(R), NicoletOne(TM), PULMONETIC(TM), SENSORMEDICS(R), TECA(R), TECOMET(TM), VELA(R) and VMAX(R). VIASYS is headquartered in Conshohocken, PA, and its businesses are conducted through its Respiratory Care, NeuroCare, MedSystems and Orthopedics business units. More information can be found at http://www.viasyshealthcare.com.

     This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the performance of our recent acquisitions and whether they will contribute to higher rates of revenue and earnings growth in the future, our ability to achieve our stated goals, our outlook for our businesses, our expectations regarding our China/Asia organization, our expectations for new product introductions, our belief relating to our investment in research and development, our belief relating to our investment strategy focusing on research and development and acquisitions, our 2006 earnings guidance, our expectations to reduce expenses in Neurocare, our prospects for continued growth and our ability to successfully execute on our business strategies. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the integration of our recent acquisitions, the continued implementation of the company's restructuring plans, the restructuring of our international organization, the timing of pharmaceutical trials by third parties, sales and marketing initiatives, the commercialization of new products, effectiveness of the co-location of the former Critical Care and Respiratory Technologies business segments, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of certain of the industries in which we operate, acceptance of our new products and services, patent protection and litigation and a successful mergers and acquisitions strategy. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended January 1, 2005, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.


(1) Special items - In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.


             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)

                                    Twelve Months Twelve Months
                                        Ended         Ended
                                     December 31,   January 1,
                                        2005         2005      Change
                                    ------------- ------------- ------
Operating Income from Continuing
 Operations                               $4,759       $22,603
Purchased In-Process Research and
 Development Expenses (a)                 34,909           386
Acquisition Related Costs (b)              4,838             -
Restructuring Charges                      4,573         9,044
Legal Settlement and Expenses (c)              -        (4,320)
                                    ------------- -------------
Adjusted Operating Income from
 Continuing Operations                   $49,079       $27,713   77.1%
                                    ============= =============

Income (Loss) from Continuing
 Operations                             $(10,305)      $15,036
Purchased In-Process Research and
 Development Expenses (net of income
 taxes of $0) (a)                         34,909           386
Acquisition Related Costs (net of
 income taxes of  ($1,718)) (b)            3,120             -
Restructuring Charges (net of income
 taxes of ($1,624) and ($3,211))           2,949         5,833
Litigation Expenses and Settlement
 (net of income taxes of $1,534) (c)           -        (2,786)
                                    ------------- -------------
Adjusted Income from Continuing
 Operations                              $30,673       $18,469   66.1%
                                    ============= =============

Diluted Earnings (Loss) per Share
 from Continuing Operations                $(.33)         $.48
Purchased In-Process Research and
 Development Per Share(a)                   1.11           .01
Acquisition Related Costs per share
 (b)                                         .10             -
Restructuring Charges per Share              .10           .19
Litigation Settlement and Expenses
 per Share (c)                                 -          (.09)
                                    ------------- -------------
Adjusted Earnings per Share from
 Continuing Operations                      $.98          $.59
                                    ============= =============


(a) In the second quarter of 2005 and in the fourth quarter of 2004, the Company recorded charges of $34.9 million and $0.4 million, respectively to write-off in-process research and development expenses in conjunction with our acquisitions, as required under generally accepted accounting principles.

(b) 2005 was negatively impacted by $3.2 million from stepping up acquired inventory, as required by generally accepted accounting principles. In addition, the Company incurred $1.6 million of expenses to integrate the acquired companies.

(c) During the twelve months ended January 1, 2005, the Company incurred $1.7 million of legal fees in conjunction with the Company's suit against INO Therapeutics regarding nitric oxide gas and in the second quarter of 2004, the Company settled its litigation with INO Therapeutics and received a payment of $6.0 million in connection with the dismissal of the litigation.


             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)

                                      Three Months Three Months
                                         Ended        Ended
                                      December 31,  January 1,
                                          2005         2005     Change
                                      ------------ ------------ ------
Operating Income from Continuing
 Operations                               $19,066      $10,588
Purchased In-Process Research and
 Development Expenses (a)                       -          386
Acquisition Related Costs (b)                 689            -
Restructuring Charges                         808        2,058
Litigation Expense (c)                          -           32
                                      ------------ ------------
Adjusted Operating Income from
 Continuing Operations                    $20,563      $13,064   57.4%
                                      ============ ============

Income from Continuing Operations         $11,706       $6,977
Purchased In-Process Research and
 Development Expenses (a)                       -          386
Acquisition Related Costs (net of
 income taxes of ($245)) (b)                  444            -
Restructuring Charges (net of income
 taxes of ($288) and ($731))                  520        1,327
Litigation Expense (net of income
 taxes of $11) (c)                              -           21
                                      ------------ ------------
Adjusted Income from Continuing
 Operations                               $12,670       $8,711   45.4%
                                      ============ ============

Diluted Earnings per Share from
 Continuing Operations                       $.36         $.23
Purchased In-Process Research and
 Development Expenses (a)                       -          .01
Acquisition Related Costs per
 Share (b)                                    .01            -
Restructuring Charges per Share               .02          .04
Litigation Expenses per Share (c)               -            -
                                      ------------ ------------
Adjusted Earnings per Share from
 Continuing Operations                       $.39         $.28
                                      ============ ============


(a) In the fourth quarter of 2004, the Company recorded a charge of $.4 million to write-off in-process research and development expenses in conjunction with our acquisition of Taugagreining, as required under generally accepted accounting principles.

(b) In the fourth quarter of 2005, the Company incurred $.7 million of expenses to integrate the acquired companies.

(c) In the fourth quarter of 2004, the Company incurred $.03 million of legal fees in conjunction with the Company's suit against INO Therapeutics regarding nitric oxide gas.


                                               Three Months Ended
                                           ---------------------------
Consolidated Statements of Income                  (unaudited)
(In Thousands, Except Per Share Amounts)
                                            December  31,  January 1,
                                                2005          2005

Revenues                                       $155,197      $110,681

Operating Costs and Expenses:
 Cost of revenues                                79,626        62,262
 Selling, general and administrative
  expense                                        47,125        30,190
 Purchased in-process research and
  development expense                                 -           386
 Research and development expense                 8,572         5,197
 Restructuring charges                              808         2,058
 Legal settlement                                     -             -
                                           ------------- -------------
                                                136,131       100,093

                                           ------------- -------------
Operating Income                                 19,066        10,588
                                           ------------- -------------
Interest Income (Expense), net                     (863)          466
Other Expense, net                                  (54)          (38)
                                           ------------- -------------

Income from Continuing Operations Before
 Income Taxes                                    18,149        11,016
Provision for Income Taxes                       (6,443)       (4,039)
                                           ------------- -------------
Income from Continuing Operations                11,706         6,977
Loss from Discontinued Operations (net of
 tax)                                                 -          (205)
                                           ------------- -------------
Net Income                                      $11,706        $6,772
                                           ============= =============

Earnings (Loss) per Share:
  Basic:
     Continuing Operations                         $.37          $.23
     Discontinued Operations                          -          (.01)
                                           ------------- -------------
                                                   $.37          $.22
                                           ============= =============
  Diluted:
     Continuing Operations                         $.36          $.23
     Discontinued Operations                          -          (.01)
                                           ------------- -------------
                                                   $.36          $.22
                                           ============= =============
Weighted Average Shares Outstanding:
  Basic                                          31,771        31,006

  Diluted                                        32,756        31,435



                                                Twelve Months Ended
                                             -------------------------
Consolidated Statements of Income                   (unaudited)
(In Thousands, Except Per Share Amounts)
                                              December 31,  January 1,
                                                 2005         2005

Revenues                                        $509,974     $393,202

Operating Costs and (Income) Expenses:
 Cost of revenues                                268,858      218,870
 Selling, general and administrative expense     164,592      124,847
 Purchased in-process research and
  development expense                             34,909          386
 Research and development expense                 32,283       23,452
 Restructuring charges                             4,573        9,044
 Legal settlement                                      -       (6,000)
                                             ------------ ------------
                                                 505,215      370,599

                                             ------------ ------------
Operating Income                                   4,759       22,603
                                             ------------ ------------
Interest Income (Expense), net                    (1,450)         977
Other Income (Expense), net                          (72)         (69)
                                             ------------ ------------

Income from Continuing Operations Before
 Income Taxes                                      3,237       23,511
Provision for Income Taxes                       (13,542)      (8,475)
                                             ------------ ------------
Income (Loss) from Continuing Operations         (10,305)      15,036
Income (Loss) from Discontinued Operations
 (net of tax)                                        536         (205)
                                             ------------ ------------
Net Income (Loss)                                $(9,769)     $14,831
                                             ============ ============

Earnings (Loss) per Share:
  Basic:
     Continuing Operations                         $(.33)        $.49
     Discontinued Operations                         .02         (.01)
                                             ------------ ------------
                                                   $(.31)        $.48
                                             ============ ============
  Diluted:
     Continuing Operations                         $(.33)        $.48
     Discontinued Operations                         .02         (.01)
                                             ------------ ------------
                                                   $(.31)        $.47
                                             ============ ============
Weighted Average Shares Outstanding:
  Basic                                           31,430       30,809

  Diluted                                         31,430       31,403



VIASYS Healthcare Inc.

Revenues by Business Segment and Geography

(In thousands of dollars)

                       Three Months Ended       Twelve Months Ended
                   ------------------------- -------------------------
                   December 31,  January 1,  December 31,  January 1,
                       2005         2005         2005         2005
                   ------------ ------------ ------------ ------------

Respiratory Care
     Domestic           54,295       35,560      161,182      124,764
     International      45,526       35,014      151,085      123,465
                   ------------ ------------ ------------ ------------
      Total             99,821       70,574      312,267      248,229
                   ------------ ------------ ------------ ------------


NeuroCare
     Domestic           19,787       13,866       70,550       52,483
     International      15,059       10,166       52,507       32,574
                   ------------ ------------ ------------ ------------
      Total             34,846       24,032      123,057       85,057
                   ------------ ------------ ------------ ------------


MedSystems
     Domestic            7,098        6,191       25,986       24,216
     International       2,048        1,784        6,897        6,393
                   ------------ ------------ ------------ ------------
      Total              9,146        7,975       32,883       30,609
                   ------------ ------------ ------------ ------------


Orthopedics
     Domestic           10,039        6,744       34,732       24,244
     International       1,345        1,356        7,035        5,063
                   ------------ ------------ ------------ ------------
      Total             11,384        8,100       41,767       29,307
                   ------------ ------------ ------------ ------------


Total VIASYS
    Domestic            91,219       62,361      292,450      225,707
    International       63,978       48,320      217,524      167,495
                   ------------ ------------ ------------ ------------
    Total              155,197      110,681      509,974      393,202
                   ============ ============ ============ ============


     CONTACT: VIASYS Healthcare Inc., Conshohocken
              Investor:
              Martin P. Galvan, 610-862-0800